Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Announces Management Change

Charlotte, Mich., March 6, 2013 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced that Joseph M. Nowicki is stepping down as CFO and Treasurer to accept a position with another company. Lori L. Wade has been named Interim Chief Financial Officer and Treasurer, effective March 22, 2013.

John Sztykiel, Chief Executive Officer of Spartan Motors, Inc., stated regarding the management change, “Joe Nowicki was instrumental in building our finance team and in leading our business transformation. Due to Joe’s financial leadership, Spartan has a solid balance sheet with great liquidity. We wish him the very best in his new position. I am pleased that Lori Wade has agreed to take on the additional duties of Interim Chief Financial Officer. She knows our business well and has the support of the entire Company in her new role, and particularly the support of a tremendous finance team.”

Ms. Wade has served as the Company’s Executive Director of Finance since February 2008. Prior to joining Spartan, she spent more than 21 years at Eaton Corporation where she served as Worldwide Sarbanes-Oxley Manager, Logistics Center Controller, and other financial management positions.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,800 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $471 million in 2012 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.